Exhibit 10.3
Notice of Grant for [•] Performance Stock Unit Award

Effective [•], you have been granted a Performance Stock Unit Award (the “Award”) of a target number of shares of Stock (the “Target Grant”), in accordance with the terms and conditions of the Regions Financial Corporation 2025 Long Term Incentive Plan (the “Plan”) and the Performance Stock Unit Award Agreement (the “Award Agreement”). The Award Agreement is accessible via the “Grant Agreement” document link below. This document is the Notice of Grant referred to in the Award Agreement and is a part of the Award Agreement. Capitalized terms not defined in this Notice of Grant are defined in the Plan or the Award Agreement.

Grant Date:                    [•]
Performance Threshold Measurement Periods:    [•]
Performance Vesting Period:            [•]
Service Vesting Period:                [•]

Subject to (1) the terms and conditions of the Plan, the Award Agreement, and this Notice of Grant, (2) the Company’s achievement of the performance thresholds specified below (the “Performance Thresholds”) during each Performance Threshold Measurement Period, (3) the Company’s achievement of the performance goals specified below (the “Performance Goals”) during the Performance Vesting Period, and (4) your continued employment through the Service Vesting Period, you may be entitled to a certain number of shares of Stock based on a percentage of the Target Grant. The maximum Award equals [•]% of the Target Grant, with up to [•]% of the shares of Stock at-risk of forfeiture based on the Company’s achievement of the Performance Thresholds.

Performance Thresholds: The number of shares of Stock to be delivered under the Award will be based upon the Company’s performance relative to the following Performance Thresholds, as certified by the Committee: [•]

Each of the Performance Thresholds stands alone in the determination of the at-risk portion of the Award. In order to be eligible to receive the number of shares of Stock determined in accordance with the foregoing, you must remain employed with the Company or one of its Subsidiaries through the end of the Service Vesting Period, except as otherwise provided in the Award Agreement.

Performance Goals: In addition, the number of shares of Stock to be delivered under the Award will be based upon the Company’s performance using [•], as certified by the Committee.

EPS Growth and ROATCE will each be weighted 50% in determining the payout of the Award and will be measured on (1) a relative basis as compared to a peer group and (2) an absolute basis, in accordance with the matrices on the attached Schedule A.

On a relative basis, the Performance Goals will be measured as follows: [•]

On an absolute basis, the Performance Goals will be measured as follows: [•]

In accordance with the terms and conditions of the Plan, the Committee is authorized to adjust the terms and conditions of the Awards, including any applicable performance criteria in recognition of unusual or nonrecurring events affecting the Company. Such adjustments should be made to performance criteria to preserve equitable consideration of achieving the performance conditions when these types of events impact performance criteria (that are many times not in the Grantee’s control). Examples of such equitable adjustments include, but are not limited to, gains or losses on sales of businesses, business combination adjustments, adjustments in response to changes in laws, regulations, accounting principles, tax laws, etc. In addition, in the case of events impacting specifically the financial services sector, such equitable adjustments to performance criteria (specifically performance goals) will include any one of or combination of the following: enhanced regulatory requirements related to the amount of debt required to be held, other impacts of changes to regulatory capital, and/or changes associated with amounts paid for insuring bank deposits.

By your acceptance of the Award Agreement, you acknowledge and agree that the Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement, and this Notice of Grant.

PERSONAL & CONFIDENTIAL

PERFORMANCE STOCK UNIT AWARD AGREEMENT
GRANTED UNDER THE
REGIONS FINANCIAL CORPORATION
2025 LONG TERM INCENTIVE PLAN
[•]

You have been granted an award of Performance Stock Units (the “Award”) under the Regions Financial Corporation 2025 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. This document sets forth certain terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. The Plan, the Notice of Grant, which is a part of this Award Agreement, and the prospectus also describe certain provisions applicable to your Award. Copies of these documents are available through Shareworks, the online equity compensation management system used by Regions. If you would like paper copies of these documents, please contact Executive Compensation at (205) 820-2355. Capitalized terms not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant. In the event of any conflict or inconsistency among the provisions in this Award Agreement, the Notice of Grant, or the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the date on which your Award vests, and the vesting conditions for your Award are set forth in the attached Notice of Grant. The number of Performance Stock Units (“PSUs”) referenced in the Notice of Grant is the target number of PSUs subject to the Award (“Target Grant”). The number of shares of Stock payable under the Award is contingent upon the extent to which the Performance Thresholds and the Performance Goals specified in the Notice of Grant are determined to be achieved. Except as otherwise specified herein, at the end of each Performance Threshold Measurement Period and the end of the Performance Vesting Period, the Committee will certify the level of achievement of the Performance Thresholds and the Performance Goals, as applicable, and determine the number of shares of Stock, if any, payable to you under the Award. In order to receive such shares of Stock, you must be employed by Regions or one of its Subsidiaries through the end of the Service Vesting Period (except as otherwise provided below). As soon as practicable after your Award vests and become payable and in any event within sixty (60) days following such date, the number of shares of Stock payable under the Award, if any, will be issued and released to you.

During the Service Vesting Period, the PSUs will be accounted for by the Company in a bookkeeping account. Since the Award constitutes a grant of PSUs, there are no voting rights applicable to the Award. All ordinary cash dividends (as determined by the Company in its sole discretion) that would have been paid upon shares of Stock underlying the PSUs (based on maximum achievement of the Performance Thresholds and the Performance Goals) will be accumulated, deemed reinvested in shares of Stock based on the then current value of a share of Stock, and paid at the time and based on the actual number of shares of Stock that are paid out under the Award (the “Dividend Equivalents”). Any Dividend Equivalents shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original PSUs to which they relate and shall be paid on the same date that the PSUs to which they are attributable are paid out under the Award. Dividend Equivalents shall be paid in shares of Stock (rounded to the nearest whole share) equal to the amount of the Dividend Equivalents.

Upon the vesting of the Award, tax withholding requirements will be satisfied by reducing the number of shares of Stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan, unless the Company elects to allow grantees to pay cash to satisfy the taxes.

If during the Service Vesting Period, prior to delivery of shares of Stock, any of the following events occur, the Award will be treated as described below:

•If your employment terminates due to your death, then as soon as practicable following your death, the Performance Threshold Measurement Periods, the Performance Vesting Period, the Service Vesting Period, and any other restrictions imposed upon your Award will be deemed to have lapsed (unless prohibited by applicable laws, rules, or regulations), and shares of Stock equivalent to the Target Grant will be issued to your estate.

•If your employment terminates due to your Disability, then the Award will continue to vest in accordance with its terms, and you will be entitled to receive the number of shares of Stock, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Thresholds and the Performance Goals) had your employment continued through the date of delivery of such Stock. In the event your employment terminates due to your Disability and your death occurs prior to the end of the Service Vesting Period, then as soon as practicable following your death, all restrictions imposed upon your Award will be deemed to have lapsed (unless prohibited by applicable laws, rules, or regulations), and shares of Stock equivalent to the Target Grant will be issued to your estate.

•If any time on or after [•], you terminate your employment due to Retirement (on or after age 65 or on or after you attain age [55 with 10 years of continuous service] [55 with 6 years of continuous service]), then the Award will continue to vest in accordance with its terms, and you will be entitled to receive the number of shares of Stock, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Thresholds and the Performance Goals) had your employment continued through the Service Vesting Period.

•If the Company terminates your employment without Cause but through no fault of your own (as determined in the Company’s sole discretion), the Award will continue to vest in accordance with its terms, and you will be entitled to receive the number of shares of Stock, if any, at the end of the Service Vesting Period that you otherwise would have received (i.e., based on actual achievement of the Performance Thresholds and the Performance Goals) had your employment continued through the Service Vesting Period.

•Notwithstanding anything in the Plan to the contrary, in the event of a Change in Control, the Award will convert to Restricted Stock Units equal to the greater of targeted performance and actual performance being attained as of the effective date of the Change in Control, which Restricted Stock Units will vest and become payable in accordance with the service-based vesting conditions in the Notice of Grant, provided you are employed by the Company through the Service Vesting Period. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, in each case, within the twenty-four (24) month period following the Change in Control, all restrictions imposed upon your Award will be deemed to have lapsed (unless prohibited by applicable laws, rules, or regulations), and such Restricted Stock Units will be issued to you as soon as practicable after your termination of employment and in any event within sixty (60) days following such date.

•If your employment terminates during the Service Vesting Period for any reason other than those listed above, your Award will be forfeited as of your termination of employment.

Notwithstanding anything herein to the contrary, if the Award (or any portion of the Award) is determined to be “deferred compensation” within the meaning of Section 409A of the Code and is payable due to your termination of employment, then it will be paid only upon a “separation from service,” as defined in Section

409A of the Code, and if you are a “specified employee,” as defined in Section 409A of the Code, it will not be paid until six months after your “separation from service,” all in accordance with Section 409A of the Code.

Any amounts paid or payable or shares of Stock delivered or deliverable under the Award are subject to clawback and/or forfeiture in accordance with the terms of Applicable Law and the provisions of any clawback policy implemented by the Company, including, without limitation, the Company’s Compensation Recoupment Policy (or any successor policy thereto), as in effect from time to time, even if you are not a “covered officer” as defined in the policy and the Company’s Financial Restatement Compensation Recoupment Policy (or any successor policy thereto), as in effect from time to time.

By signing the attached Notice of Grant, you acknowledge that you accept the Award on the terms and conditions set forth in this Award Agreement, the Notice of Grant, and the Plan, and you further acknowledge and agree as follows: (1) this Award Agreement, the Notice of Grant, and the Plan set forth the entire agreement and understanding between you and Regions relating to the subject matter herein and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) you and Regions have made no agreements, representations, or warranties relating to the subject matter of this Award Agreement that are not set forth herein; (3) no provision of this Award Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is authorized by the Committee and is agreed to in writing by an authorized officer of Regions; and (4) this Award Agreement is binding upon Regions’ successors and assigns. You also acknowledge and agree that Regions, the Board, and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a manner that prevents the Award from vesting; and this Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee, or any officer, agent, or associate of Regions for any forfeiture of the Award that results from any such action or omission.